Exhibit 99.1
[FINANCIAL RELATIONS BOARD LOGO]


                                [GRAPHIC "news"]


                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119

FOR FURTHER INFORMATION:


AT THE COMPANY:                          AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                          Diane Hettwer        Claire Koeneman
Chief Financial Officer                  Analyst Inquiries    General Inquiries
(212) 692-7200                           (312) 640-6760       (312) 640-6745

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 31, 2004


                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION


NEW YORK, NY - March 31, 2004 - Lexington Corporate Properties Trust (NYSE:
LXP), a real estate investment trust, today announced that Wachovia Securities, the underwriter of its recently completed 6.0 million common share offering, has exercised its option to purchase an additional 900,000 common shares, with net proceeds to the Company of $20.92 per share, to cover over-allotments. All of the shares are being sold by the Company. The proceeds from this offering will be used to fund property acquisitions and for other general business purposes.

The common shares will be issued pursuant to a Registration Statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus included in the Registration Statement and the prospectus supplement related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Lexington
Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Wednesday, March 31, 2004 at $ per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.


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